February 23, 2007

Steven Goertz
President
GETPOKERRAKEBACK.COM
1805-1288 West Cordova Street
Vancouver, British Columbia
Canada V6C 3R3

Dear Mr. Goertz:

We have acted as special counsel to GETPOKERRAKEBACK.COM, a Nevada corporation (the “Company”) in connection with the filing of its amended registration statement on Form SB-2 (the “Amended Registration Statement”) covering 2,125,000 shares of common stock $0.001 par value (the “Common Stock”) to be sold by selling security holders (“Selling Security Holders”).

In our capacity as counsel to the Company, we have examined the following documents:

▪	A copy of the Articles of Incorporation of the Company, as amended;
▪	A copy of the Bylaws of the Company;
▪	A form of the Subscription Agreement executed by the subscribers to the Company’s stocks;
▪
A copy of the Company’s Registration Statement filing on January 11, 2007 (Registration No. 333-139940), which contains a discussion on the business of the Company, which description has been separately represented to us to be a true and complete description of the activities of the Company; and

▪	A copy of the Securities and Exchange Commission’s (the “SEC”) letter dated January 31, 2007, containing the SEC’s comments to the SB-2 filed on January 11, 2007.

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

On the basis of the foregoing, we are of the opinion that:

The shares of Common Stock covered by this Amended Registration Statement have been validly authorized and will, when sold as contemplated by the Amended Registration Statement, be legally issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the Nevada constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this letter as an exhibit to the Amended Registration Statement and to the reference to our Firm in the Prospectus included therein under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Act”) or the rules and regulations of the Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Amended Registration Statement or prospectus within the meaning of the term “expert” as defined in Section 11 of the Act or the rules and regulations promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Amended Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Gersten Savage, LLP

Gersten Savage, LLP